Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Jeff Dodge	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
jeff.dodge@equifax.com	ines.gutzmer@equifax.com

ATLANTA, November 9, 2017 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended September 30, 2017.

“As we report our third quarter results, we recognize that we have an important journey in front of us to regain the trust and confidence of consumers and our business customers,” said Paulino Barros, Interim Chief Executive Officer at Equifax. “Our teams have taken immediate actions to improve our data security and provide improved support for consumers who were impacted by our cybersecurity incident.  As we look to the future, I have committed Equifax to four things: protecting consumers, enhancing our security, empowering consumers to control access to personal credit data, and leading our industry to confront the massive economic and national security threats represented by cyber criminals. I have high confidence in our global teams, and as we focus on these critical imperatives we will emerge from this an even stronger company.”

Financial Results Summary

The company reported revenue of $834.8 million in the third quarter of 2017, a 4 percent increase compared to the third quarter of 2016 on a reported basis and 3 percent on a local currency basis.

Third quarter diluted EPS attributable to Equifax was $0.79, down 28 percent compared to the third quarter of 2016.

Net income attributable to Equifax of $96.3 million was down 27 percent compared to the third quarter of 2016.

USIS third quarter results

•
Total revenue was $307.7 million in the third quarter of 2017 compared to $317.4 million in the third quarter of 2016, a decrease of 3 percent. Operating margin for USIS was 42.1 percent in the third quarter of 2017 compared to 44.0 percent in the third quarter of 2016. Adjusted EBITDA margin for USIS was 49.2 percent in the third quarter of 2017 compared to 50.6 percent in the third quarter of 2016.

•	Online Information Solutions revenue was $221.0 million, down 4 percent compared to the third quarter of 2016.

•	Mortgage Solutions revenue was $38.8 million, down 2 percent compared to the third quarter of 2016.

•	Financial Marketing Services revenue was $47.9 million, down 1 percent compared to the third quarter of 2016.

International third quarter results

•
Total revenue was $239.8 million in the third quarter of 2017, up 12 percent compared to the third quarter of 2016 and a 10 percent increase on a local currency basis. Operating margin for International was 22.0 percent in the third quarter of 2017, compared to 12.3 percent in the third quarter of 2016. Adjusted EBITDA margin for International was 33.2 percent in the third quarter of 2017, compared to 28.4 percent in the third quarter of 2016.

•	Asia Pacific revenue was $81.2 million, up 10 percent compared to the third quarter of 2016 and up 6 percent on a local currency basis.

•	Europe revenue was $69.0 million, up 11 percent compared to the third quarter of 2016 and up 10 percent on a local currency basis.

•	Latin America revenue was $54.5 million, up 16 percent compared to the third quarter of 2016 and up 20 percent on a local currency basis.

•	Canada revenue was $35.1 million, up 11 percent compared to the third quarter of 2016 and up 7 percent on a local currency basis.

Workforce Solutions third quarter results

•
Total revenue was $186.4 million in the third quarter of 2017, a 9 percent increase compared to the third quarter of 2016. Operating margin for Workforce Solutions was 43.1 percent in the third quarter of 2017 compared to 40.8 percent in the third quarter of 2016. Adjusted EBITDA margin for Workforce Solutions was 48.6 percent in the third quarter of 2017 compared to 47.0 percent in the third quarter of 2016.

•	Verification Services revenue was $129.9 million, up 13 percent compared to the third quarter of 2016.

•	Employer Services revenue was $56.5 million, flat compared to the third quarter of 2016.

Global Consumer Solutions third quarter results

•
Revenue was $100.9 million, flat compared to the third quarter of 2016 and flat on a local currency basis. Operating margin was 24.5 percent compared to 27.6 percent in the third quarter of 2016. Adjusted EBITDA margin was 27.9 percent compared to 30.0 percent in the third quarter of 2016.

Adjusted EPS and Adjusted EBITDA Margin

•
Adjusted EPS attributable to Equifax was $1.53, up 6 percent compared to the third quarter of 2016. This financial measure for 2017 excludes the income tax effects of stock awards recognized upon vesting or settlement and cybersecurity incident related costs. And additionally for 2016 excludes Veda acquisition related amounts. The financial measure for both 2017 and 2016 excludes acquisition-related amortization expense, net of associated tax impacts. These items are described more fully in the attached Q&A.

•
Adjusted EBITDA margin was 37.4 percent, compared to 35.9 percent in the third quarter of 2016. These financial measures for 2017 and 2016 have been adjusted for certain items, including costs related to the cybersecurity incident, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

About Equifax

Equifax is a global information solutions company that uses unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 10,100 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, November 10, 2017 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense, net of tax, acquisition-specific transaction and due diligence expense, as well as integration expense through Q1 2017 following the closure of the acquisition of Veda, the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value, the income tax effects of stock awards that are recognized upon vesting or settlement and costs related to the cybersecurity incident announced September 7, 2017. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include the impact of the cybersecurity incident and the resulting government investigations, litigation and other impacts on our business and results of operations; adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with international sales and operations; risks relating to illegal first party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority ("FCA") and Information Commissioner's Office of our debt collections services and core credit reporting businesses in the U.K. and oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission and other regulatory entities of our credit reporting business in Australia; federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General, the FCA or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, including without limitation under the caption "Item 1A. Risk Factors," and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,
	2017	2016
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$834.8	$804.1
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	297.3	288.0
Selling, general and administrative expenses	312.2	233.4
Depreciation and amortization	72.4	70.6
Total operating expenses	681.9	592.0
Operating income	152.9	212.1
Interest expense	(21.4)	(24.3)
Other income, net	4.5	2.4
Consolidated income before income taxes	136.0	190.2
Provision for income taxes	(35.5)	(55.3)
Consolidated net income	100.5	134.9
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(4.2)	(2.1)
Net income attributable to Equifax	$96.3	$132.8
Basic earnings per common share:
Net income attributable to Equifax	$0.80	$1.11
Weighted-average shares used in computing basic earnings per share	120.1	119.5
Diluted earnings per common share:
Net income attributable to Equifax	$0.79	$1.09
Weighted-average shares used in computing diluted earnings per share	121.4	121.3
Dividends per common share	$0.39	$0.33

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$315.4	$129.3
Trade accounts receivable, net of allowance for doubtful accounts of $10.2 and $7.8 at September 30, 2017 and December 31, 2016, respectively	458.3	433.3
Prepaid expenses	76.9	60.2
Other current assets	48.7	50.1
Total current assets	899.3	672.9
Property and equipment:
Capitalized internal-use software and system costs	388.0	307.0
Data processing equipment and furniture	294.3	273.2
Land, buildings and improvements	214.5	203.8
Total property and equipment	896.8	784.0
Less accumulated depreciation and amortization	(368.1)	(317.1)
Total property and equipment, net	528.7	466.9
Goodwill	4,178.4	3,974.3
Indefinite-lived intangible assets	95.0	94.8
Purchased intangible assets, net	1,276.8	1,323.8
Other assets, net	137.5	131.3
Total assets	$7,115.7	$6,664.0
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$667.8	$585.4
Accounts payable	82.5	81.0
Accrued expenses	135.7	149.3
Accrued salaries and bonuses	92.9	158.8
Deferred revenue	117.4	110.7
Other current liabilities	240.0	174.4
Total current liabilities	1,336.3	1,259.6
Long-term debt	2,038.7	2,086.8
Deferred income tax liabilities, net	303.5	325.4
Long-term pension and other postretirement benefit liabilities	175.6	184.4
Other long-term liabilities	95.9	86.5
Total liabilities	3,950.0	3,942.7
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at September 30, 2017 and December 31, 2016; Outstanding shares - 120.0 and 119.9 at September 30, 2017 and December 31, 2016, respectively	236.6	236.6
Paid-in capital	1,335.0	1,313.3
Retained earnings	4,424.7	4,153.2
Accumulated other comprehensive loss	(311.8)	(528.9)
Treasury stock, at cost, 68.7 shares and 68.8 shares at September 30, 2017 and December 31, 2016, respectively	(2,578.2)	(2,505.6)
Stock held by employee benefit trusts, at cost, 0.6 shares at September 30, 2017 and December 31, 2016	(5.9)	(5.9)
Total Equifax shareholders' equity	3,100.4	2,662.7
Noncontrolling interests including redeemable noncontrolling interests	65.3	58.6
Total equity	3,165.7	2,721.3
Total liabilities and equity	$7,115.7	$6,664.0

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$423.5	$370.3
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	216.7	195.4
Stock-based compensation expense	34.6	30.2
Excess tax benefits from stock-based compensation plans	—	(29.6)
Deferred income taxes	(40.6)	(10.4)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(14.9)	(54.5)
Other assets, current and long-term	(24.4)	(0.9)
Current and long term liabilities, excluding debt	13.8	43.7
Cash provided by operating activities	608.7	544.2
Investing activities:
Capital expenditures	(157.5)	(131.0)
Acquisitions, net of cash acquired	(77.3)	(1,792.4)
Cash received from sale of asset	8.6	—
Economic hedges	—	(10.8)
Cash used in investing activities	(226.2)	(1,934.2)
Financing activities:
Net short-term borrowings	354.9	194.2
Payments on long-term debt	(322.5)	(300.0)
Borrowings on long-term debt	—	1,574.7
Treasury stock purchases	(77.1)	—
Dividends paid to Equifax shareholders	(140.7)	(118.1)
Dividends paid to noncontrolling interests	(8.2)	(5.8)
Proceeds from exercise of stock options	18.8	26.8
Payment of taxes related to settlement of equity awards	(28.0)	(19.7)
Excess tax benefits from stock-based compensation plans	—	29.6
Purchase of redeemable noncontrolling interests	—	(3.6)
Other	—	(5.4)
Cash (used in) provided by financing activities	(202.8)	1,372.7
Effect of foreign currency exchange rates on cash and cash equivalents	6.4	35.5
Increase in cash and cash equivalents	186.1	18.2
Cash and cash equivalents, beginning of period	129.3	93.3
Cash and cash equivalents, end of period	$315.4	$111.5

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended September 30,
					Local Currency
Operating revenue:	2017	2016	$ Change	% Change	% Change*
Online Information Solutions	$221.0	$229.8	$(8.8)	(4)%
Mortgage Solutions	38.8	39.4	(0.6)	(2)%
Financial Marketing Services	47.9	48.2	(0.3)	(1)%
Total U.S. Information Solutions	307.7	317.4	(9.7)	(3)%
Asia Pacific	81.2	73.6	7.6	10%	6%
Europe	69.0	62.1	6.9	11%	10%
Latin America	54.5	47.0	7.5	16%	20%
Canada	35.1	31.6	3.5	11%	7%
Total International	239.8	214.3	25.5	12%	10%
Verification Services	129.9	114.6	15.3	13%
Employer Services	56.5	56.7	(0.2)	—%
Total Workforce Solutions	186.4	171.3	15.1	9%
Global Consumer Solutions	100.9	101.1	(0.2)	—%	—%
Total operating revenue	$834.8	$804.1	$30.7	4%	3%
 *Reflects percentage change in revenue conforming 2017 results using 2016 exchange rates.

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2.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue is as follows:

	Three months ended September 30, 2017
	Operating Revenue
(In millions)	Amount	%
Asia Pacific	$3.0	4%
Europe	0.5	1%
Latin America	(1.8)	(4)%
Canada	1.4	5%
Global Consumer Solutions	0.1	—%
Total	$3.2	—%

3. What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 26.1% and 29.1% for the three months ended September 30, 2017 and September 30, 2016, respectively. The decrease in our effective income tax rate is primarily attributable to the adoption of the new stock-based compensation guidance we prospectively adopted in the first quarter of 2017 that requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled. These amounts were previously recognized in additional paid-in-capital. We recognized a $4.8 million tax benefit related to the accounting change in the third quarter of 2017.

4. What is the breakdown of costs related to the cybersecurity incident?

During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident announced September 7, 2017. The components of the costs are as follows:

(in millions)	Three Months Ended September 30, 2017
Product cost	$55.5
Professional fees	17.1
Consumer support	14.9
Total	$87.5

Expenses Incurred. In the third quarter of fiscal 2017, the Company recorded $27.3 million of pretax expenses related to the cybersecurity incident. These expenses are included in Selling, General and Administrative expenses in the accompanying Consolidated Statements of Income for the three and nine months ended September 30, 2017. Expenses include costs to investigate and remediate the cybersecurity incident and legal and other professional services related thereto, all of which were expensed as incurred.
Contingent Liability. Additionally, as a result of the cybersecurity incident, we are offering free credit file monitoring and identity theft protection to all U.S. consumers. We have concluded that the costs associated with providing this service are a contingent liability that is probable and estimable. We have therefore recorded an estimate of the expenses necessary to provide this service to those who have signed up or will sign up by the January 31, 2018 deadline. We have incurred $4.7 million through September 30, 2017 and have estimated a range of additional costs between $56 million and $110 million. In accordance with Accounting Standards Codification section 450-20-30-1, we have recorded a liability for the low end in the range as we do not believe that any amount within the range is a better estimate than any other amount.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, the income tax effect of stock awards recognized upon vesting or settlement, cybersecurity incident related costs, income tax adjustments, and acquisition-related amortization expense:

	Three Months Ended September 30,
(In millions, except per share amounts)	2017	2016	$ Change	% Change
Net income attributable to Equifax	$96.3	$132.8	$(36.5)	(27)%
Acquisition-related amortization expense of certain acquired intangibles (1)	43.0	47.5	(4.5)	(9)%
Veda acquisition related amounts other than acquisition-related amortization (2)	—	6.3	(6.3)	nm
Income tax effects of stock awards that are recognized upon vesting or settlement (3)	(4.8)	—	(4.8)	nm
Cybersecurity incident related costs (4)	87.5	—	87.5	nm
Tax impact of adjustments (5)	(36.1)	(11.4)	(24.7)	nm
Net income attributable to Equifax, adjusted for items listed above	185.9	175.2	10.7	6%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.53	$1.44	$0.09	6%
Weighted-average shares used in computing diluted EPS	121.4	121.3

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(1)
During the third quarter of 2017, we recorded acquisition-related amortization expense of certain acquired intangibles of $43.0 million ($35.1 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $7.9 million of tax is comprised of $14.1 million of tax expense net of $6.2 million of a cash income tax benefit. During the third quarter of 2016, we recorded acquisition-related amortization expense of certain acquired intangibles of $47.5 million ($38.0 million, net of tax). The $9.5 million of tax is comprised of $15.7 million of tax expense net of $6.2 million of a cash income tax benefit.

(2)
During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs in operating income. See the Notes to this reconciliation for additional detail.

(3)
During the third quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(4)	During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

(5)
During the third quarter of 2017, we recorded the tax impact of adjustments of $36.1 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $7.9 million ($14.1 million of tax expense net of $6.2 million of cash income tax benefit) and (ii) a tax adjustment of $28.2 million related to expenses for the cybersecurity incident.

During the third quarter of 2016 we recorded the tax impact of adjustments of $11.4 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $9.5 million ($15.7 million of tax expense net of $6.2 million of cash income tax benefit), and (ii) a tax adjustment of $1.9 million for Veda acquisition related amounts other than acquisition related amortization.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding cybersecurity incident related costs, Veda acquisition related amounts, income taxes, interest expense, net and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended September 30,
(in millions)	2017	2016	$ Change	% Change
Revenue	$834.8	$804.1	$30.7	4%
Net income attributable to Equifax	$96.3	$132.8	$(36.5)	(27)%
Income taxes	35.5	55.3	(19.8)	(36)%
Interest expense, net*	20.8	24.0	(3.2)	(13)%
Depreciation and amortization	72.4	70.6	1.8	3%
Veda acquisition related amounts (1)	—	6.3	nm	nm
Cybersecurity incident related costs (2)	87.5	—	nm	nm
Adjusted EBITDA, excluding the items listed above	$312.5	$289.0	$23.5	8%
Adjusted EBITDA margin	37.4%	35.9%

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*Excludes interest income of $0.6 million in 2017 and $0.3 million in 2016.

(1)
During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs in operating income. See the Notes to this reconciliation for additional detail.

(2)	During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding cybersecurity incident related costs, Veda acquisition related amounts, income taxes, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three months ended September 30, 2017
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$307.7	$239.8	$186.4	$100.9	nm	$834.8
Operating Income	129.5	52.9	80.3	24.7	(134.5)	152.9
Depreciation and Amortization	21.3	27.7	10.3	3.4	9.7	72.4
Other income/(expense), net*	0.7	3.2	—	—	—	3.9
Noncontrolling interest	—	(4.2)	—	—	—	(4.2)
Adjustments (1)	—	—	—	—	87.5	87.5
Adjusted EBITDA	$151.5	$79.6	$90.6	$28.1	$(37.3)	$312.5
Operating Margin	42.1%	22.0%	43.1%	24.5%	nm	18.3%
Adjusted EBITDA Margin	49.2%	33.2%	48.6%	27.9%	nm	37.4%

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*Excludes interest income of $0.6 million in International.

(In millions)	Three months ended September 30, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense	Total

Revenue	$317.4	$214.3	$171.3	$101.1	nm	$804.1
Operating Income	139.5	26.3	69.9	28.0	(51.6)	212.1
Depreciation and Amortization	20.6	28.8	10.7	2.3	8.2	70.6
Other income/(expense), net*	0.6	1.5	—	—	—	2.1
Noncontrolling interest	—	(2.1)	—	—	—	(2.1)
Adjustments (1)	—	6.3	—	—	—	6.3
Adjusted EBITDA	$160.7	$60.8	$80.6	$30.3	$(43.4)	$289.0
Operating Margin	44.0%	12.3%	40.8%	27.6%	nm	26.4%
Adjusted EBITDA Margin	50.6%	28.4%	47.0%	30.0%	nm	35.9%

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*Excludes interest income of $0.3 million in International.

(1)	During the third quarter of 2017, we recorded $87.5 million ($59.3 million, net of tax) for expenses related to the cybersecurity incident. See the Notes to this reconciliation for additional detail.

During the third quarter of 2016, we recorded $6.3 million ($4.4 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization related to transaction and integration costs in operating income. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Veda acquisition related amounts for transaction and due diligence expenses incurred as a direct result of the acquisition, as well as integration expense in the first year following the closure of the acquisition - During the third quarter of 2017, we did not exclude any amounts related to the Veda acquisition transaction charges. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the third quarter of 2017, we recorded a tax benefit of $4.8 million related to the tax effects of deductions in excess of compensation costs in accordance with newly adopted guidance. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended September 30, 2017, as compared to the corresponding period in 2016, because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Accrual for costs related to the cybersecurity incident - During the third quarter of 2017, we reported that we were the target of a cybersecurity incident impacting approximately 145.5 million U.S. consumers. We recorded $87.5 million ($59.3 million, net of tax) during the third quarter of 2017 associated with the costs to investigate the cybersecurity incident, legal fees to respond to subsequent litigation and costs to deliver the free product offering made to all U.S. consumers. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and Adjusted EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.